Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 2
                                       TO
                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                FEBRUARY 15, 2000


                          BLACK WARRIOR WIRELINE CORP.
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             (Exact name of registrant as specified in its charter)


DELAWARE                              0-18754                         11-2904094
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(State or other jurisdiction   (Commission File Number)            (IRS Employer
of incorporation)                                            Identification No.)


               3748 HIGHWAY 45 NORTH, COLUMBUS, MISSISSIPPI 39701
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                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (601) 329-1047


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          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS.

         This amended Current Report on Form 8-K/A is filed to correct the description of the terms on which the Company's litigation with Bendover Company was resolved in December 1999.

         Resolution of Litigation

         Bendover Litigation. On December 22, 1999, the Company entered into a Compromise Agreement with Release with Bendover Company ("Bendover") whereby the parties compromised and settled their disputes arising out of the Company's acquisition of the assets of Diamondback Directional, Inc. in October 1997. Pursuant to the agreement, Bendover returned to the Company promissory notes aggregating $3,182,190 million principal amount and received in exchange 2,666,666 shares of the Company's Common Stock, valued in the transaction at $0.75 per share, and a promissory note in the principal amount of $1,182,890 due on January 15, 2001, bearing interest at 10% per annum. The note is collateralized by the same assets of the Company as collateralize the notes owing to St. James and is subject to a subordination agreement with Coast. The shares of Common Stock issued to Bendover have demand and piggyback registration rights pursuant to an agreement entered into with the Company. The agreement also provides for the election of Alan Mann, a principal stockholder of Bendover, as a Director of the Company, the payment of approximately $26,000 to Mr. Mann on account of outstanding claims against the Company, and the dismissal of the lawsuit between the Company and Bendover.

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                BLACK WARRIOR WIRELINE CORP.





Dated:  June 28, 2001                       By:    /s/ William L. Jenkins
                                                -------------------------------
                                                William L. Jenkins, President


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